EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of VirtualScopics, Inc. on Form SB-2 of our report, dated March 3, 2006, with respect to our audits of the consolidated financial statements of VirutalScopics, Inc. and Subsidiary as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Interest of Named Experts and Counsel” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
May 1, 2006